Exhibit 4.1

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER APPLICABLE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT OR SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT AND SUCH OTHER APPLICABLE SECURITIES LAWS.

CASABLANCA MINING LTD.

PROMISSORY NOTE

$1,000,000	August 16, 2011
Los Angeles, California

FOR VALUE RECEIVED, Casablanca Mining Ltd. (“Borrower”), hereby promises to pay to Juan Carlos Camus Villegas, or order (“Holder”), the sum of $1,000,000, together with interest at a rate of 10% per annum on the unpaid principal from time to time outstanding under this Note.

1.            Interest Payments. Interest shall be payable monthly on the last day of each calendar month, beginning on September 30, 2011. Whenever any payment or other obligation hereunder shall be due on a day other than a business day, such payment shall be made on the next succeeding business day.

2.            Maturity. Principal and accrued and unpaid interest shall be due and payable on November 1, 2012. Notwithstanding the foregoing, the entire unpaid principal sum due under this Note, together with accrued and unpaid interest thereon, shall become immediately due and payable upon demand by Holder following: (a) the insolvency of Borrower, (b) the commission of any act of bankruptcy by Borrower, (c) the execution by Borrower of a general assignment for the benefit of creditors, (d) the filing by or against Borrower of a petition in bankruptcy or any petition for relief under the federal bankruptcy act or the continuation of such petition without dismissal for a period of 90 days or more, or the appointment of a receiver or trustee to take possession of the property or assets of Borrower, or (e) the date Holder ceases to be a director of Borrower (unless he ceases to be a director because of his voluntary resignation as a director).

3.            Place of Payment. All payments under this Note shall be made in lawful money of the United States of America at such place as Holder may from time to time designate in writing to Borrower.

4.            Prepayment. Borrower shall have the right to prepay this Note, in whole or in part, at any time and from time to time without penalty or premium.

1

5.             Application of Payments. Each payment made under this Note shall be applied (i) first, to fees, costs and expenses incurred by Holder in enforcing this Note, (ii) second, to accrued and unpaid interest, and (iii) third, to the principal balance of this Note.

6.             Certain Reorganizations. At any time that any amounts are due to Holder under this Agreement, Borrower may not, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other person, or, directly or indirectly, sell, lease, assign, transfer or convey (by way of liquidation, dissolution, winding up, or otherwise) all or substantially all of its properties and assets as an entirety or substantially as an entirety (computed on a consolidated basis) to another person or group or affiliated persons, unless Borrower shall be the continuing person, or the person (if other than Borrower) formed by such consolidation or into which Borrower is merged or to which all or substantially all of the properties and assets of Borrower are transferred as an entirety or substantially as an entirety shall expressly assume in writing all the obligations of Borrower under this Agreement.

7.            Notices. Any notice from Holder to Borrower shall be delivered in writing, by registered or certified United States mail (postage prepaid and return receipt requested) or by reputable overnight delivery service, to Borrower at 9880 N. Magnolia Ave., #176, Santee, CA, USA 92071 (or to any other address that Borrower may subsequently give to Holder in the foregoing manner). Any such notice from Holder that is sent to Borrower in the foregoing manner shall be deemed to have been delivered three days after deposit in the United States mail or one day after delivery to an overnight delivery service.

8.            Attorneys’ Fees. If any attorney is engaged by Holder to enforce or construe any provision of this Note as a consequence of the occurrence of default by Borrower, with or without the filing of a legal action by Holder, then Borrower shall pay immediately on demand all attorneys’ fees and other costs and expenses incurred by Holder in connection therewith.

9.            Waivers. Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest, notice of default and any and all lack of diligence or delay by Holder in the collection or enforcement of this Note. Holder shall not be deemed to have waived any right or remedy that it has under this Note or applicable law unless it has expressly waived the same in writing or unless this Note expressly provides a period of time in which the right or remedy must be exercised. The waiver by Holder of a right or remedy shall not be construed as a waiver of any other right or remedy or of any subsequent right or remedy of the same kind.

10.            No Usury. This Agreement is hereby expressly limited so that in no event whatsoever, whether by reason of deferment or advancement of loan proceeds, acceleration of maturity of the loan evidenced hereby, or otherwise, shall the amount paid or agreed to be paid to Holder hereunder for the loan, use, forbearance or detention of money exceed the maximum interest rate permitted by the laws of the State of California. If at any time the performance of any provision involves a payment exceeding the limit of the price that may be validly charged for the loan, use, forbearance or detention of money under applicable law, then automatically and retroactively, ipso facto, the obligation to be performed shall be reduced to such limit, it being the specific intent of Borrower and Holder that all payments under this Note are to be credited first to interest as permitted by law, but not in excess of (i) the agreed rate of interest hereunder, or (ii) that permitted by law, whichever is the lesser, and the balance toward the reduction of principal.

2

10.            Rights and Remedies Cumulative. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

11.            Transfer; Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Notwithstanding the foregoing, Holder may not assign, pledge, or otherwise transfer this Note without the prior written consent of Borrower and transfer of this Note shall be subject to prior delivery by the proposed transferee to Borrower of an opinion of counsel that such transfer is in compliance with all federal and all applicable securities laws.

12.          Governing Law; Choice of Language. This Note shall be governed by and construed in accordance with the laws of the State of Nevada, USA, without regard to conflicts of laws of principles, and each party hereby agrees that all performances due and transactions undertaken pursuant to this Note shall be deemed to be due or have occurred in California, and the exclusive venue and place of jurisdiction for any litigation arising from or related to this Note shall be the state or federal courts located in Orange County, State of California, USA. To the extent of any inconsistency between this English language version and the Spanish language translation of this Note, this Note shall be construed in accordance with English.

13.            Amendments. Any term of this Note may be amended or waived only with the written consent of Borrower and the Holder.

14.            Severability. If any part of this Note is determined to be illegal or unenforceable, all other parts shall remain in effect.

15.            Loss or Mutilation of Note. Upon receipt by Borrower of evidence satisfactory to Borrower of the loss, theft, destruction or mutilation of this Note, together with an indemnity reasonably satisfactory to Borrower, in the case of loss, theft, or destruction, or the surrender and cancellation of this Note, in the case of mutilation, Borrower shall execute and deliver to Holder a new Note of like tenor and denomination as this Note.

16.            No Liability. The obligations of Borrower under this Note are solely obligations of Borrower and are not obligations of any member, director, manager, officer, employee or agent of Borrower or any person or entity directly or indirectly controlling Borrower.

3

IN WITNESS WHEREOF, Borrower has executed and delivered this Note as of the date first written above.

BORROWER: Casablanca Mining Ltd. By:/s/ Trisha Malone Name: Trisha Malone Title: CFO